Exhibit 15.1
July 31, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our reports dated May 5, 2009 and July 28, 2009 on our reviews of interim financial information of Baxter International Inc. (the “company”) for the three-month periods ending March 31, 2009 and 2008 and the three- and six-month periods ended June 30, 2009 and 2008 and included in the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 are incorporated by reference in its Registration Statement on Form S-3 dated July 31, 2009.
Very truly yours,
/s/ PricewaterhouseCoopers LLP